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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                                 Footstar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  344912-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 29, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                     [ ]  Rule 13d-1(b)
                                                              [x]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G

-------------------------                             --------------------------

 CUSIP No. 344912-10-0                                      Page 2 of 10 Pages
                                                                ---  ----
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    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ESL Partners, L.P., a Delaware limited partnership
                22-2875193
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                               2,110,565
      NUMBER OF        ---------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY               0
      OWNED BY         ---------------------------------------------------------
        EACH
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                  2,110,565
        WITH           ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                      2,511,600
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      10.24%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                      PN
--------------------------------------------------------------------------------

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 CUSIP No. 344912-10-0                                      Page 3 of 10 Pages
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--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
           Bermuda
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                               338,657
      NUMBER OF        ---------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY               0
      OWNED BY         ---------------------------------------------------------
        EACH
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                  338,657
        WITH           ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                      2,511,600
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       10.24%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                      CO
--------------------------------------------------------------------------------

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 CUSIP No. 344912-10-0                                      Page 4 of 10 Pages
                                                                ---  ----
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--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
           Bermuda
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                               62,378
      NUMBER OF        ---------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
    BENEFICIALLY               0
      OWNED BY         ---------------------------------------------------------
        EACH
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                  62,378
        WITH           ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                      2,511,600
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      10.24%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                      PN
--------------------------------------------------------------------------------

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 CUSIP No. 344912-10-0                                      Page 5 of 10 Pages
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Item 1(a)     Name of Issuer:

              Footstar, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              933 Macarthur Blvd.
              Mahwah, NJ 07430

Item 2(a)     Names of Persons Filing:

              ESL Partners, L.P.
              ESL Limited
              ESL Institutional Partners, L.P.

Item 2(b)     Addresses of Principal Business Offices:

              ESL Partners, L.P. and ESL Institutional Partners, L.P.:
              One Lafayette Place
              Greenwich, CT 06830

              ESL Limited
              Hemisphere House
              9 Church Street
              Hamilton, Bermuda

Item 2(c)     Citizenship:

              ESL Partners, L.P. -- Delaware
              ESL Limited -- Bermuda
              ESL Institutional Partners, L.P. -- Delaware

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $.01 per share

Item 2(e)     CUSIP Number:

              344912-10-0

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 CUSIP No. 344912-10-0                                      Page 6 of 10 Pages
                                                                ---  ----
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Item 3        Status of Persons Filing:

              (a)    [  ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

              (b)    [  ] Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c);

              (c)    [  ] Insurance company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c);

              (d)    [  ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e)    [  ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

              (f)    [  ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g)    [  ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h)    [  ] A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)    [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)    [  ] Group, in accordance with Section 240.13d-
                          1(b)(1)(ii)(J).

Item 4        Ownership:

              (a) Amount Beneficially Owned: 2,511,600 shares of Common Stock, par value $.01 per share.

                     This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), and ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner
                     of Institutional.     In the aforementioned capacities,
                     ESL, Limited, and Institutional each may be deemed to be the beneficial owner of the shares of Footstar, Inc. common stock beneficially owned by the other members of the group.

                     As of October 9, 1998, (i) ESL was the record owner of 2,110,565 shares of common stock of Footstar, Inc.; (ii) Limited was the record owner of 338,657 shares of common stock of Footstar, Inc.; and (iii) Institutional was the record owner of 62,378 shares of common stock of Footstar, Inc.

              (b)    Percent of Class: 10.24%.

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 CUSIP No. 344912-10-0                                      Page 7 of 10 Pages
                                                                ---  ----
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              (c)    Number of shares as to which each person has:

                     (i)    sole power to vote or to direct the vote:

                                   See Item 5 of each cover page.

                     (ii)   shared power to vote or to direct the vote: 0.

                     (iii) sole power to dispose or to direct the disposition of:

                                   See Item 7 of each cover page.

                     (iv) shared power to dispose or to direct the disposition of: 0.

Item 5        Ownership of 5% or Less of a Class:

              Not applicable.

Item 6        Ownership of More than 5% on Behalf of Another Person:

              Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
              Company:

              Not applicable

Item 8        Identification and Classification of Members of the Group:

              See Item 4(a).

Item 9        Notice of Dissolution of Group:

              Not applicable

Item 10       Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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 CUSIP No. 344912-10-0                                      Page 8 of 10 Pages
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                                   SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 9, 1998
                                   ESL PARTNERS, L.P.

                                   By:    RBS Partners, L.P., its general
                                          partner
                                   By:    ESL Investments, Inc., its general
                                          partner

                                          By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  President

                                   ESL LIMITED

                                   By:    ESL Investment Management, LLC, its
                                          investment manager

                                          By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                   ESL INSTITUTIONAL PARTNERS, L.P.

                                   By:    RBS Investment Management, LLC, its
                                          general partner

                                          By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

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 CUSIP No. 344912-10-0                                      Page 9 of 10 Pages
                                                                ---  ----
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                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of October 9, 1998, entered into by and among ESL Partners, L.P., ESL Limited, and ESL Institutional Partners, L.P.

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 CUSIP No. 344912-10-0                                      Page 10 of 10 Pages
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-------------------------                             --------------------------

                                                                       EXHIBIT 1
                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Footstar, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of the 9th day of October, 1998.


                                   ESL PARTNERS, L.P.

                                   By:    RBS Partners, L.P., its general
                                          partner
                                   By:    ESL Investments, Inc., its general
                                          partner

                                          By:    /s/ EDWARD S. LAMPERT
                                             ----------------------------------
                                                 Edward S. Lampert
                                                 President

                                   ESL LIMITED

                                   By:    ESL Investment Management, LLC, its
                                          investment manager

                                          By:    /s/ EDWARD S. LAMPERT
                                             ----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                                   ESL INSTITUTIONAL PARTNERS, L.P.

                                   By:    RBS Investment Management, LLC, its
                                          general partner

                                          By:    /s/ EDWARD S. LAMPERT
                                             ----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member